Exhibit 99.1

EVCI Career Colleges Holding Corp. Delays Filing Form 10-K for the Year Ended December 31, 2006

YONKERS, NY-- (MARKET WIRE) - April 24, 2007 -- EVCI Career Colleges Holding Corp. (NasdaqSC:EVCI - News) today announced that due to the delay in the filing of its Annual Report on Form 10-K for the year ended December 31, 2006, it has received a letter from The Nasdaq Stock Market indicating that the Company’s common stock is subject to delisting pursuant to Nasdaq Marketplace Rule 4310 (c) (14). The Nasdaq Marketplace Rule 4310 (c) (14) requires the Company to make on a timely basis all filings with the Securities and Exchange Commission, as required by the Securities Exchange Act of 1934, as amended.

The Company has been delayed beyond the April 17, 2007 extended filing date prescribed by Rule 12b-25 because it continues seeking to complete a financing and a simultaneous restructuring of its bank debt.

“This notification and action by Nasdaq is a routine procedure that applies to any Nasdaq-listed company that has delayed the filing of its 10-Ks or 10-Qs,” said Dr. John J. McGrath, EVCI’s Chief Executive Officer and President. “We intend to cooperate fully with Nasdaq.” The Company expects to file its Form 10-K before Nasdaq is required to delist the Company’s securities.

EVCI is the holding company for Technical Career Institutes, Interboro Institute and the Pennsylvania School of Business.

Founded in 1909, TCI offers two-year associate degree and certificate programs. With an emphasis on technology, TCI offers programs within three major divisions: business and new media technology, computer and electronics technology and climate control technology. TCI’s main campus is on 31st Street, diagonally across from Penn Station, and is supported by a nearby annex facility.

Founded in 1888, Interboro offers degree programs leading to the Associate in Occupational Studies degree and Associate in Applied Sciences degree. Its programs include accounting, business management, ophthalmic dispensing, paralegal studies, office technologies and security services and management. Interboro has a main campus in mid-town Manhattan and an extension center in each of Flushing, New York and in the Washington Heights section of Manhattan, New York.

PSB is authorized to offer two Associate in Specialized Business degree programs and two diploma programs in information technology as well as three business diploma programs. As permitted by the Pennsylvania State Education Department, PSB plans to seek authorization to award the Associate in Special Business degree for its three business diploma programs. PSB relocated to downtown Allentown, Pennsylvania. EVCI acquired PSB in January 2005.

Contact:

Dr. John J. McGrath
EVCI Career Colleges Holding Corp.
914.623.0700